Exhibit 99.2

MAY 4, 2010

CONFERENCE CALL TRANSCRIPT

CORPORATE PARTICIPANTS

Glenn Davies

Glatfelter — Corporate Finance Group

George Glatfelter

Glatfelter — Chairman, CEO

John Jacunski

Glatfelter — SVP, CFO

Dante Parrini

Glatfelter — EVP, COO

CONFERENCE CALL PARTICIPANTS

Bruce Klein

Credit Suisse — Analyst

Mark Wilde

Deutsche Bank — Analyst

Paul Mammola

Sidoti & Company — Analyst

PRESENTATION

Operator

Good afternoon. My name is Tamica and I will be your conference operator today. At this time I would like to welcome everyone to Glatfelter’s first quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers remarks there will be a question and answer session. (Operator Instructions.) Thank you.

Mr. Glenn Davies from the Company’s Corporate Finance Group, you may begin your conference.

Glenn Davies - Glatfelter — Corporate Finance Group

Thank you, Tamica. Good morning and welcome to Glatfelter’s first quarter earnings conference call. Presenting on the call this morning will be George Glatfelter, our Chairman and Chief Executive Officer, Dante Parrini, Executive Vice President and Chief Operating Officer, and John Jacunski, our Senior Vice President and Chief Financial Officer.

Before we begin I’ll make a few comments. During today’s call we will use the term “adjusted earnings,” a non-GAAP financial measure, as it excludes from our GAAP-based results items that we do not consider to be part of our core business operations. A reconciliation of adjusted earnings to our GAAP-based results, together with a discussion of why we use this measure, is included in today’s earnings release.

Second, any statements made today concerning expectations about future trends or performance may constitute forward-looking statements. Please refer to our 2009 Form 10-K, available on our website, for factors that could cause our actual results to differ materially from these forward-looking statements. These statements speak only as of today and Glatfelter undertakes no obligation to update them.

And finally, we’ve provided a slide presentation that is available on our website and through the webcast provider. You may want to refer to these slides to enhance your understanding of our results this quarter.

Thank you. I’ll now turn the call over to George.

George Glatfelter - Glatfelter — Chairman, CEO

Thank you, Glenn. Good morning, everyone, and welcome. The first quarter has been a very busy and exciting quarter for all of us here at Glatfelter. As you know, in February we completed the acquisition of Concert Industries, a leading supplier of airlaid nonwoven materials for the growing global markets of feminine hygiene, adult incontinence and other products for industrial and consumer applications. We are very pleased and excited to welcome Concert, its employees, customers and other business partners to Glatfelter to form the new Advanced Airlaid Materials business unit. I can tell you for the brief period that Advanced Airlaid has been part of our company the integration efforts have been progressing very well, and shipping volumes are meeting our expectations.

In this morning’s release we reported adjusted earnings of $8.7 million or $0.19 per share. As with any acquisition, we experienced one-time acquisition and integration-related costs which were excluded from this result. When including these costs, our results for the quarter were a net loss of $400,000 or $0.01 per share. During the quarter each of our business units benefited from actions taken throughout 2009 to position us for future opportunities and from stronger order patterns driven by the improving global economy.

Sales volume in the quarter had a positive impact upon earnings when compared to 2009. However, our results were negatively affected by operational challenges, in part due to severe weather, both domestically and in Europe.

Specialty Papers benefited from strong order patterns and improved product mix, together with the sale of renewable energy credits. Volumes in this business unit continued to be driven by successful new product and new business development initiatives.

In Composite Fibers, our financial results improved significantly compared to the first quarter of 2009. Volume shipped increased by 11% in the comparison, reflecting strengthening demand in most market segments. The improvements provide us with an appropriate degree of optimism as we move further into 2010.

At this point I will turn the call over to John Jacunski to provide a more in-depth discussion of the first quarter financial results. John?

John Jacunski - Glatfelter — SVP, CFO

Thank you, George. Good morning, everyone. This morning we reported adjusted earnings of $8.7 million or $0.19 per share. As shown on slide four, the primary changes in earnings in the comparison of this quarter’s results to the same period of 2009 were lower operating income from Specialty Papers reduced earnings per share by $0.04. Higher operating income from the Composite Fibers business unit increased earnings per share by $0.01. Higher pension and net interest expense and a higher effective tax rate reduced earnings per share by $0.04. And lower corporate costs increased earnings per share by $0.02.

Looking at the performance of each of our business units this quarter, Specialty Papers operating profit was $15.9 million compared with $18.4 million in the first quarter last year. Slide seven presents a waterfall chart depicting the main drivers of the lower results. Although volumes and revenue both increased over 4%, this was more than offset by production interruptions, maintenance and higher input costs, primarily related to purchased pulp. The sale of renewable energy credits benefited operating income in the quarter by $1.6 million.

Slide ten presents similar information for the Composite Fibers business unit, for which operating profit totaled $6.3 million, an $800,000 or 14.9% improvement compared to the first quarter of 2009. Volume shipped and net sales both improved by over 10% in comparison, and lower natural gas prices benefited the quarter to quarter comparison. Production inefficiencies and unfavorable material consumption adversely affected results by $1.5 million.

With the completion of the Concert acquisition this quarter, we now report a third business unit, Advanced Airlaid Materials. First quarter 2010 results were included from February 12, the date of the acquisition. For the six week period that we owned Advanced Airlaid Materials operating profit was $234,000, including a $1.2 million charge to cost of products sold as a result of the write-up of acquired inventory to fair value.

Our effective tax rate on adjusted earnings during the first quarter 2010 was 27.2% compared with 22.5% in the year earlier quarter. The higher tax rate this quarter is primarily due to the expiration of research and development credit at the end of 2009.

During the quarter we generated free cash flow of $14.2 million compared to our use of $6.4 million of cash in the first quarter of last year. Capital expenditures were $6.1 million in Q1, and we continue to expect cap ex for all of 2010 to be $45 million to $50 million compared to total depreciation expense of approximately $68 million.

As previously reported during the quarter, we completed a private placement bond offering of $100 million. These 7.125% notes were issued at a 5% discount and have a yield of 8.l6%. The proceeds, along with cash on hand and revolver borrowings, were used to fund the Concert acquisition.

Overall, our balance sheet remains strong and we have significant available liquidity. At March 31 we had net debt of $311.5 million, which represents an increase of $229 million from year-end, reflecting the Concert acquisition. Also at the end of the first quarter we had significant liquidity with $26.6 million in cash and $166 million available under our revolving credit agreement. And in April we received a $54.9 million tax refund related to our 2009 Federal tax return which included the alternative fuel mixture credits generated in 2009.

Last week we completed the refinancing of our $200 million bank credit agreement which was scheduled to mature in April 2011. This new four-year $225 million facility provides us with ample liquidity to continue executing our strategy.

Looking ahead into the second quarter, I want to remind you that we have our regularly scheduled annual maintenance outages at our Chillicothe and Spring Grove facilities. We expect these outages to have an earnings impact in the range of $0.26 to $0.28 per share. Last year the outages had an impact of $0.23 per share. Dante will address these outages in more detail in his comments.

As we have discussed over the past few quarters, our long-term agreement for the sale of electricity from our Spring Grove facility expired on March 31. We continue to sell electricity but at market rates. The forward pricing is currently about 40% below the expired contract rate. Going forward, we expect increased volatility and lower overall profitability from this revenue stream. Based on current forward pricing we expect profitability from electricity sales to be down about $4 million for 2010. However, we expect this to be partially offset by a $2 million increase in sales of renewable energy credits.

Finally, for the remainder of 2010 we expect to incur $2 million to $3 million of additional integration costs related to the acquisition. This concludes my comments on our financial results. Dante will now provide comments about our business unit performance.

Dante Parrini - Glatfelter — EVP, COO

Thank you, John, and good morning. Let’s start with Specialty Papers. Specialty Papers results for the first quarter reflected overall strong order patterns as the economic environment improves. Total volumes shipped by Specialty Papers were 4.4% higher in this quarter when compared to the same quarter a year ago. As a result, both facilities have been operating at full capacity in this business unit. The growth in volume shipped was driven by uncoated specialties, security papers and business forms, which were significantly higher in the comparison to the same quarter a year ago, a continuation of trends from the latter half of 2009, reflecting our focus on expanding the products offered to both new and existing customers in this segment.

Carbonless sheets were up over 24%, consistent with our performance over the past several quarters. And carbonless rolls were down approximately 7%, keeping in line with normal trends in this market segment. In addition, engineered products increased nearly 12%; in envelopes and converting paper shipments were 7% higher this quarter versus the first quarter of 2009. These increases represent a combination of overall economic improvement and a reminder that our value proposition continues to resonate with customers in these markets.

Book publishing papers were off approximately 15% compared to a year earlier, with the majority of the decline coming from non-trade book grades. Despite the lower volumes in book publishing and carbonless rolls, we have been successful in our new business development initiatives, improving the mix of products and maintaining full operating rates. With the exception of carbonless rolls and sheets, average selling prices were slightly lower in the year over year comparison.

From an operations perspective, both the Spring Grove and Chillicothe mills had a challenging first quarter, exacerbated by the severe weather conditions and heavy snow during the month of February. In addition, we had a pulp mill upset in Spring Grove and a fire on a paper machine in Chillicothe that adversely impacted costs. In total, these items negatively impacted operating income by $2.4 million.

From an outlook perspective, we expect our shipping volume in the second quarter of 2010 to be flat compared with Q1 of 2010. And as you know, we have implemented price increases across most of our product lines that range from 3% to 8% that should be more fully realized as we progress throughout the year. In the second quarter, these higher prices are expected to be offset by higher input costs, primarily purchased pulp.

And finally, as John stated, our regularly scheduled annual maintenance outages will occur in the second quarter with an expanded scope of work compared to 2009. During this outage we will be upgrading the winder on PM12 in Chillicothe, Ohio, causing additional down time, as well as conducting routine maintenance procedures on one additional boiler and a turbine generator. As a result of the winder investment, we expect improved productivity and operational flexibility to benefit our performance starting in the second half of the year.

Now let’s turn to Composite Fibers. Composite Fibers results improved compared with the first quarter of 2009. Much of the improvement reflects stronger demand within the markets served by this business unit, as well as lower energy costs. Overall, shipping volumes for this business unit increased nearly 11% this quarter compared to the first quarter of 2009, reflecting what we believe to be further recovery of our markets. The growth in shipments was led by metalized products, which increased 32% in comparison to the first quarter last year, reflecting, in part, new business development activities with new customers and the benefits associated with our new sales and distribution office in Russia.

Technical specialties increased nearly 48%, further diversifying our product portfolio. And composite laminates increased 23%, reflecting improving activity in the automotive and construction industries and our successful efforts to gain share in these markets.

In food and beverage, shipments were 8% lower than the first quarter of 2009, which was the strongest shipment quarter last year, but in line with Q4 of 2009. Average selling prices were generally down slightly in the year over year comparison, with the exception of composite laminates.

Operationally, Composite Fibers facilities were also adversely impacted by an aggregate of $1.5 million due to unusually cold weather conditions and snow that caused disruptions to our normal operations, as well as higher than expected material usage variances in our production processes.

From an outlook perspective, for the second quarter of 2010 we expect shipping volumes to increase approximately 5% above the first quarter, although selling prices are expected to remain relatively in line with the first quarter. Input costs, primarily wood pulp, are expected to increase which will negate any anticipated benefits of higher volumes.

Now I’d like to offer a few comments on Advance Airlaid Materials. To date, we are pleased with the efforts to integrate this operation into our company. I believe we have made great progress in accomplishing the first phase of a sizable plan for developing this new business unit thanks to the dedication of the many new and existing Glatfelter people and the support of our new customers. This business unit’s results are on track to be modestly accretive to our earnings this year, excluding the impact of acquisition and integration costs. And the new line in Germany is ramping up according to the schedule.

Shipping volumes for the Advanced Airlaid Materials business unit in the second quarter of 2010 are expected to remain relatively in line with the run rates reported in the first quarter, adjusted for a full quarter volume. And we’re confident that this new business unit will provide meaningful contributions toward our overall innovation targets and new product development efforts within Glatfelter.

This concludes my remarks. I’ll now turn the call back to you, George.

George Glatfelter - Glatfelter — Chairman, CEO

Thank you, Dante. As I hope you can tell from the dialog or the discussion here this morning, we had a very active first quarter, building on the momentum we established throughout the past year. Our comments this morning provide some insight into why I believe we are well positioned to benefit from the strategic actions we’ve taken in the recent past, and the improving economic conditions that are now apparent in our markets.

To summarize, order patterns are strong. The uncharacteristic operating difficulties experienced in both of our legacy business units during the first quarter are behind us. The near-term challenge in Specialty Papers is to manage extended backlogs and safely and efficiently complete the mill-wide maintenance shutdowns scheduled during the second quarter.

Our facilities in Composite Fibers are running at near capacity, and improving conditions within this business are certainly encouraging. We remain confident in the long-term growth prospects of the markets served by this business unit. And, has been mentioned earlier, we expect higher selling prices and shipping volumes to mitigate rising wood pulp costs in both Specialty Papers and Composite Fibers as the year evolves.

I must add that we are quite encouraged about the opportunities presented by Advanced Airlaid Materials business unit. As we move into the remainder of 2010, we’ll remain focused on achieving the integration goals established for the acquisition, continue our efforts to maximize capacity utilization, including the new line that Dante referred to, ensure a seamless transition for our customers, and position this business unit to achieve accretion targets of between $0.20 and $0.25 per share in 2011.

In summary, business is strong, markets are improving, and the integration of Advanced Airlaid is proceeding on plan. Due to prudent financial management, the strength of our balance sheet, effective cost control and financial benefits generated from continuous improvement initiatives across the Company, I believe Glatfelter is well positioned to take advantage of the benefits of the gradual improvement in the global economy.

This concludes our prepared remarks for today’s call. At this point I would like to turn the call back to Tamica, open the line to address any questions you may have.

QUESTION AND ANSWER

Operator

(Operator instructions.) We’ll pause for just a moment to compile the Q&A roster. Your first question comes from the line of Bruce Klein, Credit Suisse.

Bruce Klein - Credit Suisse — Analyst

Hi, good morning, guys. I’m wondering on the Specialty side, I know the commodity uncoated free sheet grades have moved up, how would you say the — especially the stuff that you’re involved with is tracking, vis-a-vis the increase you’re seeing on the more commodity side versus maybe historical trends?

George Glatfelter - Glatfelter — Chairman, CEO

Good morning, Bruce, this is George. I’ll tackle that question and then turn it over to Dante, perhaps for a little more context or depth. I think the first thing to consider with respect to Glatfelter Specialty grades is that they really don’t react the same way pure commodities may in terms of escalation of raw material costs leading to pretty rapid and direct pricing improvements. We tend to lag, and historically have done so with these higher value added grades by a few months. We also tend to lag on the other side in terms of a pricing reduction. So that’s just a bit of a different dynamic than most people think about when they think about the paper industry.

For specific examples or greater context, Dante, is there anything you care to add?

Dante Parrini - Glatfelter — EVP, COO

No, other than what we publicly said, which is we have announced a series of price increases across our product categories in North America that range from 3% to 8%. We expect to see realization in Q2, with further realization in Q3. So we do have a bit of a ramp-up. And as George tended to say, our pricing dynamic behaves slightly different than the plain commodities. But we do anticipate participating in some price realization over Q2 and Q3.

Bruce Klein - Credit Suisse — Analyst

And then the — your priorities in terms of application of free cash flow in the next year or so?

George Glatfelter - Glatfelter — Chairman, CEO

John?

John Jacunski - Glatfelter — SVP, CFO

Bruce, we will continue to evaluate the needs of the business to execute our strategy. We have — we talked about our CapEx this year. I think our leverage at the end of the quarter was about 2.5 times. If we were to pro forma for Concert, it would be a little bit lower than that. So I think our leverage is about right. And again, we’ll just — we’ll continue to evaluate the use for our capital to continue to grow our business. We’ve only owned the Airlaid business for about two months now. So we continue to evaluate the growth opportunities there. So I don’t expect anything to change in how we have been using our cash flow.

Bruce Klein - Credit Suisse — Analyst

And the black liquor money went where?

John Jacunski - Glatfelter — SVP, CFO

The black liquor money is sitting on the balance sheet. We paid down some of our revolver. At the end of the quarter we had about $28 million of debt on our revolver and about $11 million of term loan debt. So we have paid that debt down. So as we sit here today we have about $300 million out on our notes, and that’s about the only debt we have outstanding. We have a small cash balance.

Bruce Klein - Credit Suisse — Analyst

And then the black liquor money, that was the last piece? I don’t remember the timing, was that the last piece or there’s —?

John Jacunski - Glatfelter — SVP, CFO

No, that’s the last piece, yes.

Bruce Klein - Credit Suisse — Analyst

Okay. Okay, I’ll pass it on. Thanks, guys.

Operator

Your next question comes from the line of Mark Wilde with Deutsche Bank.

Mark Wilde - Deutsche Bank — Analyst

Good morning.

John Jacunski - Glatfelter — SVP, CFO

Good morning.

George Glatfelter - Glatfelter — Chairman, CEO

Good morning, Mark.

Mark Wilde - Deutsche Bank — Analyst

John, can we talk just first about sort of those — the two puts and takes in the energy. You mentioned, I think, $2 million this year in renewable energy credits. You’ve got $1.6 million of that in the first quarter. And then I think you mentioned a $4 million reduction in energy sales out of Spring Grove, and it looks like all of that happens in the last three quarters of the year. Is that correct?

John Jacunski - Glatfelter — SVP, CFO

Yes, let me just clarify a little bit, Mark. I was talking about the year over year change. So last year we recognized about $5 million from the sale of renewable energy credits. We expect that to increase to about $7 million in 2010.

Mark Wilde - Deutsche Bank — Analyst

Okay.

John Jacunski - Glatfelter — SVP, CFO

And then for the full year we would expect that our net operating profit impact from the sale of electricity would decline by about $4 million. So on a full year over year basis, we expect about a $2 million negative delta.

Mark Wilde - Deutsche Bank — Analyst

Okay. And then if we look just kind of forward through the quarters of this year then, it sounds like we’re probably looking at sort of $1.6 million to $1.7 million in RECs each quarter, is that correct?

John Jacunski - Glatfelter — SVP, CFO

About that, yes.

Mark Wilde - Deutsche Bank — Analyst

Okay, all right. And then, Dante, can you give me a little bit of color on what accounted for the decline in the book paper volumes?

Dante Parrini - Glatfelter — EVP, COO

Sure, Mark. As we said on past calls, the trade book, overall book publishing segment, has been adversely affected by the economic trends, and we’ve also seen a variety of other activities affecting that business, whether that’s the eBooks, whether that’s a downgrading of paper. And so the comment we made, the vast majority of the decline that we saw was in the non-adult trade book category. The adult trade book has been one of the keys to that market segment for Glatfelter for quite a long time, and we continue to remain the market leader.

So in some of the other categories, some of the white book papers and other ancillary materials, we saw a decline and we also had an opportunity to focus on some mix improvement opportunities without compromising our commitment to our core adult trade book business.

Mark Wilde - Deutsche Bank — Analyst

Well, help — just help me think about like what type of books are you selling a lot less into? I mean trade books, that’s a Grisham or whatever, that I understand.

Dante Parrini - Glatfelter — EVP, COO

Right.

Mark Wilde - Deutsche Bank — Analyst

What markets are you selling less into?

Dante Parrini - Glatfelter — EVP, COO

So when you see some of the either soft backs that are printed on more of the white papers as opposed to the cream papers, a lot of those types of material are more affected by the swing of the white paper market. And I would say that we’ve also had some reduction in some of the educational publishing categories that we’ve participated in the past. Some of that has to do with asset configuration, so what used to be made in Wisconsin is not as good of a fit in Chillicothe, Ohio, as an example.

Mark Wilde - Deutsche Bank — Analyst

Okay. And then, Dante, just on the 3% to 8% pricing, if we say Glatfelter is about three-quarters of a million tons a year in the North American business, how much of that is affected by these pricing initiatives?

Dante Parrini - Glatfelter — EVP, COO

I’d say they — nearly all of them, Mark.

Mark Wilde - Deutsche Bank — Analyst

Okay. And I think I saw something in the last few weeks about some carbonless increases. Can you talk about how big those would be, both in percentage terms and in dollar terms, and when we might expect that to have an impact on you?

Dante Parrini - Glatfelter — EVP, COO

Sure. I would say that for carbonless and for many of our other segments in the Specialty Papers business unit, the range of increases spans what we’ve stated publically, the 3% to 8%. And as you can imagine, we have a variety of different relationships and pricing mechanisms that are baked into supply agreements and contracts. So we expect a fair amount of realization in Q2 with the remainder of that happening in Q3. If you were to look at price realization for Glatfelter on average, it’s in the 70% to 90% over the cycles. And we expect to see price realization somewhere in that same range between Q2 and Q3.

Mark Wilde - Deutsche Bank — Analyst

Okay. And then the last thing I want to do was just to kind of walk through kind of the puts and takes that kind of bridge us from the first quarter into the second quarter. I think that you said in both of the business segments, in the legacy business segments, that the benefits of sort of volume and price were going to get pretty much netted by increased pulp costs. Is that right?

Dante Parrini - Glatfelter — EVP, COO

Yes. For the most part, that’s correct.

Mark Wilde - Deutsche Bank — Analyst

Okay, but what should be a net positive is that $2.4 million and $1.5 million, respectively, of operating issues —

Dante Parrini - Glatfelter — EVP, COO

Right.

Mark Wilde - Deutsche Bank — Analyst

— that you had in the first quarter, is that correct?

Dante Parrini - Glatfelter — EVP, COO

Correct.

Mark Wilde - Deutsche Bank — Analyst

And then on top of all of that we need to layer in the costs of the annual maintenance outages?

Dante Parrini - Glatfelter — EVP, COO

Correct.

Mark Wilde - Deutsche Bank — Analyst

Okay. And then the other moving piece will be we’ll see some kind of a negative drag from lower energy prices out of Spring Grove. Is that correct?

Dante Parrini - Glatfelter — EVP, COO

Yes.

Mark Wilde - Deutsche Bank — Analyst

And it would be reasonable to just say $4 million over three quarters is like $1.3 million per quarter?

Dante Parrini - Glatfelter — EVP, COO

If you wanted to straight line it. Energy markets tend not to behave that way. There’s more volatility based on market pricing. But if you wanted to give yourself a rough approximation, that would be accurate.

Mark Wilde - Deutsche Bank — Analyst

Yes, is there one quarter or another which would be — is typically a little higher, a little lower?

John Jacunski - Glatfelter — SVP, CFO

Mark, typically the summer months, electricity prices will be higher because of the demand for air conditioning. But that spans both the second quarter and third quarter. So I think as a ballpark number, straight lining it is reasonable. There could be a little bit more volatility.

Mark Wilde - Deutsche Bank — Analyst

Okay. And then I guess the one other thing, you’ve kind of left the door open on Bruce’s question in terms of use of cash to the potential that you may be looking at other kind of strategic moves yet this year. Is that fair to say?

George Glatfelter - Glatfelter — Chairman, CEO

Well, let me respond to that, Mark. I guess we did leave the door open because we now have opportunities that come to the Company by virtue of the strength of the balance sheet. The first priority is to integrate the acquisition we’ve just made. It’s the biggest one we’ve made. It’s in markets that were new to the Company and we’re learning about that rapidly. So integration is the first priority.

But the way that I look at it is with the strength of the balance sheet and the available liquidity, there are a number of levers that the Company has today that we didn’t have a few years ago. And so the discussions around the Board room focuses on everything from investing in growth to finding other ways to return value to shareholders. And that’s the way we look at it.

Mark Wilde - Deutsche Bank — Analyst

Okay, I’m just trying to think about the initiatives that you’ve talked about to maybe expand the footprint for kind of food and beverage. Don’t know where Concert stands in terms of any customer pull into places like the Far East from some of these big consumer products companies you sell.

George Glatfelter - Glatfelter — Chairman, CEO

Well, I think we’ve disclosed in the past our intention to grow our food and beverage business and we have a capital project on the sidelines right now scheduled for 2011 to rebuild a paper machine in Germany to do that. With respect to the Advanced Airlaid, clearly we’ll be expecting and we’re excited to participate in the growth of these major multi-national consumer products companies. I frankly feel that’s the best way to expand our global reach by partnering with people who have the savvy, the wherewithal and the depth of knowledge to understand market demographics, geographies and customer pull. So all those aspects are part of the Company today largely as a result of the acquisition of Concert Industries.

Mark Wilde - Deutsche Bank — Analyst

Okay. All right, that’s fine. I’ll turn it over. Thanks very much.

Operator

(Operator instructions.) Your next question comes from the line of Paul Mammola with Sidoti & Company.

Paul Mammola - Sidoti & Company — Analyst

Hi, good morning, everyone. If we can start on Composite Fibers, I guess, good to see laminates and metalized get a good pop. But as you look at food and beverage, the decline there, do you think that’s still driven by inventory and do you have any better visibility into that channel?

Dante Parrini - Glatfelter — EVP, COO

Hi, Paul, it’s Dante. Just to bring to everybody’s attention, the first quarter of 2009 was the strongest shipment quarter for food and beverage products in 2009. So that’s the toughest comp that we’ll face this year. We’re encouraged by the pickup in demand that we’ve seen at the end of Q1 and rolling into Q2, and have, I would say, optimistic views towards that market development and the comps to the next three quarters through the course of 2010.

Paul Mammola - Sidoti & Company — Analyst

Okay, understood. And similarly, in Composite Fibers, do you think that the recovery you’ve seen in laminates and metalized is more of — is it cyclical in nature as opposed to inventory restocking, or do you think it’s sustainable as we go?

Dante Parrini - Glatfelter — EVP, COO

Well, the level of year over year improvements are quite dramatic. So clearly that’s a bit of a recovery from the very challenging market environment we saw in 2009, and each of the segments behaves a little bit more — behaves differently. So the metalized business does have a little bit more seasonality to it because of the exposure we have to the wet-glue label business that goes into the brewing industry. So as we enter the warmer summer months in Europe and that’s a driver of demand for those types of products. But we’ve also focused on business development activities and trying to gain share, which we’ve done successfully. And the establishment of our sales and distribution office in Moscow in November of 2009 has also given us another lever to pull in terms of creating stickier customer relationships in an important part of Eastern Europe and Russia.

Paul Mammola - Sidoti & Company — Analyst

Okay. On Concert, and I know — I realize it’s relatively new, but was that business hit at all by inventory destocking in ‘09 or anything that would be considered a lull that would dictate maybe a stronger bounce in sales into 2010, or do you see it as more of a 5% grow on the top line?

Dante Parrini - Glatfelter — EVP, COO

Yes, Paul, it’s Dante. Our understanding was that this business was also affected by the 2009 recession and most of the customers being much more cautious in terms of how they managed their own working capital. So I think the short answer is yes, there was some impact, perhaps not as pronounced as other types of product categories. And our expectation is that as we roll through 2010 that we start to see some stronger recovery that might be at or slightly above what the market growth of the 5% number is.

Paul Mammola - Sidoti & Company — Analyst

Okay. At the same token, I guess, as you’ve opened that box, have you seen maybe cost synergies that could be realized, whereas I think this was more thought of as a revenue bootstrap?

John Jacunski - Glatfelter — SVP, CFO

Well, Paul, I think the larger driver of this has been the market growth that we see. But we have identified some cost synergies. I wouldn’t say that they’re particularly material at the moment. But we’re only a couple of months into this and we expect that as we move forward we’ll be able to generate some synergies. But I wouldn’t say it’s the driver of the acquisition and certainly it’s not going to, I would say, change in a material way the $0.20 to $0.25 accretion target that we set for 2011. But we are identifying some.

Paul Mammola - Sidoti & Company — Analyst

Okay, thanks for your time.

John Jacunski - Glatfelter — SVP, CFO

Sure.

Operator

There are no further questions at this time. I would now like to turn the call back to George for any closing remarks.

George Glatfelter - Glatfelter — Chairman, CEO

Thank you, Tamica. I’d like to thank everyone again for participating in today’s call and look forward to talk with you again at the end of our second quarter. Good day.

Operator

This concludes today’s conference call. You may now disconnect.